UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2017 (June 17, 2017)

MAGICJACK VOCALTEC LTD.
(Exact name of registrant as specified in its charter)

Israel	000-27648
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

12 HAOMANUT STREET, 2nd  FLOOR
POLEG INDUSTRIAL AREA, NETANYA, ISRAEL 42504
(Address of principal executive offices, including zip code)

Telephone: (561) 749-2255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2017, Gerald Vento resigned as a director of magicJack VocalTec Ltd. (the “Company”).  In a letter to Izhak Gross, Chairman of the Board of Directors of the Company, and Don Carlos Bell III, President and Chief Executive Officer of the Company, Mr. Vento advised the Company that he was resigning from the Board of Directors so that he could pursue other professional interests.

Mr. Vento and the Company have amended the terms of his consulting agreement to reduce the period of his consulting by approximately two months and to reduce accordingly the fees payable to Mr. Vento by $200,000.  In addition, Mr. Vento offered to surrender the option originally granted to him on April 2, 2013 to purchase up to 722,782 shares at an exercise price of $14.95.  This option surrender was made part of the amendment to his agreement with the Company.  The Company expects that the 722,782 shares underlying this surrendered option will then again be available for use by the Company under the Company’s 2013 Incentive Stock Plan.

Mr. Vento will continue to be available to assist the Company as the Company may deem necessary or desirable for the remaining term of the consulting agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Thomas Fuller
Name: Thomas Fuller
Title: Chief Financial Officer

Date: June 19, 2017